Exhibit 99.1

Avnet Inc. Completes Acquisition in Vietnam

Strategic Investment of Value Add Distributor Expands ASEAN Coverage and Provides Platform to
Expand Solutions Distribution Business in Asia

PHOENIX, Dec 01, 2009 (BUSINESS WIRE) — Avnet, Inc. (NYSE: AVT) today announced the acquisition of certain assets of Sunshine Joint Stock Company of Vietnam, further expanding its presence and customer base in ASEAN. Founded in 2001, Sunshine is a value add IT distributor providing server, storage and software products to system integrators and resellers throughout Vietnam.

Phil Gallagher, global president of Avnet Technology Solutions, noted that this investment is another component of Avnet’s strategy to grow its solutions distribution business in Asia: “Expanding into a growing market like Vietnam will provide new opportunities to accelerate growth and expand our footprint in ASEAN markets. By building on our global supplier relationships we will be positioned to expand the line card and offer a broader suite of solutions encompassing networking, security and unified communications.” The operations of Sunshine will be integrated into Avnet’s Technology Solutions Asia business.

From its head office in Ho Chi Minh City and sales offices in Hanoi and Danang, Sunshine markets a portfolio of IT infrastructure products from leading vendors including Hewlett Packard, IBM and Lenovo. With over 120 employees and 1,400 customers, Sunshine generated revenue of approximately US$33 million in calendar 2008.

KP Tang, president of Avnet Technology Solutions, Asia Pacific, commented that this investment provides a solid foundation to build upon in the growing IT market in Vietnam. “As a respected local company with talented associates and an extensive customer base, Sunshine provides a foundation that we can leverage to replicate our solutions distribution model and add more value to their VAR partners. The investment enhances our scale and scope in the region and affords both existing and new suppliers additional channels to reach the SMB market.” The investment is expected to be immediately accretive to earnings and supports Avnet’s return on capital goals.

About Avnet Technology Solutions

Avnet Technology Solutions is an operating group of Phoenix-based Avnet, Inc. As a global technology sales and marketing organization, Avnet Technology Solutions has sales divisions focused on specific customer segments and a select line card strategy enabling an exceptional level of attention to the needs of its customers and suppliers. For fiscal year 2009, the group served customers in more than 35 countries and generated US $7.04 billion in annual revenue. For more information, visit www.ats.avnet.com.

About Avnet

Avnet, Inc. (NYSE: AVT) is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended June 27, 2009, Avnet generated revenue of $16.23 billion. For more information, visit www.avnet.com. (AVT—IR)

Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

SOURCE: Avnet, Inc.

Avnet, Inc.
Vincent Keenan
Investor Relations
480-643-7053
investorrelations@avnet.com